U.S. SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                           Form 12b-25

                    NOTIFICATION OF LATE FILING

                           (Check One):

    [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR
         For Period Ended: June 30, 1997

        [ ] Transition Report on Fonn 10-K
        [ ] Transition Report on Form 20-F
        [ ] Transition Report on Form 11-K
        [ ] Transition Report on Form IO-Q
        [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:


     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
     Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.



     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not applicable.


                      Part I-Registrant Information

     Full Name of Registrant:           BRADLEY PHARMACEUTICALS, INC.

     Former Name If Applicable:

     Address of Principal Executive Office (Street and Number)

         383 ROUTE 46 WEST,  FAIRFIELD, NEW JERSEY           07004
                              (City)      (State)          (Zip Code)




                     Part 11-Rules 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


      |  (a) The reasons described in reasonable detail in Part III of
      |      this form could not be eliminated without unreasonable effort
      |      or expense;
      |
      |  (b) The subject annual report, semi-annual report, transition
      |      report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
 [ ]  |      thereof will be filed on or before the fifteenth calendar day
      |      following the prescribed due date; or the subject quarterly
      |      report or transition report on Form 10-Q, or portion thereof
      |      will be filed on or before the fifth calendar day following the
      |      prescribed due date; and
      |
      |  (c) The accountant's statement or other exhibit required by
      |      Rule 12b-25(c) has been attached if applicable.

                        Part III-Narrative

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


    REGISTRANT NEEDS ADDITIONAL TIME TO COMPILE DATA FOR ITS FORM IO-QSB.



                     Part IV-Other Information

(1) Name and telephone number of person to contact in regard to this notification:

         LAWRENCE LENZ                (973) 882-1505 EXT. 519
            (Name)                 (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

      FORM 10-KSB - Part III For Fiscal Year Ended 12/31/96  [ ] Yes [X] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      [ ] Yes [X] No

      If so: provide an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                             SIGNATURE




BRADLEY PHARMACEUTICALS, INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:     AUGUST 14, 1997        BRADLEY PHARMACEUTICALS, INC.


                               BY:  /S/ LAWRENCE LENZ
                                  -------------------------------------
                                  Name:  LAWRENCE LENZ
                                  Title: CFO